Exhibit 99.4

My Dear Colleagues,

I would like to share an exciting development with you that concerns our company.

As Turkey’s first private air cargo company, we have long been ground breakers in Turkish civil aviation, and we have worked to add value to our country’s economy. Today, I am excited to share that we are now on track to achieve a new milestone.

Today, we entered into a definitive agreement to become publicly traded in the U.S. via a business combination with Golden Falcon Acquisition Corp. (“Golden Falcon”). As MNG Airlines, we will be the third Turkish company to be listed on the New York Stock Exchange. We expect to close the business combination in the first half of 2023 and trade on the NYSE under the ticker symbol “MNGA”.

There are a few points I would like you to pay attention about this process. We are not yet a public company. As we work to complete this transaction, it’s crucial that no team member speaks about it on behalf of the company to media, vendors, partners, organizations, or, even, individuals (including customers, colleagues, family, and friends). Please refrain from discussing any and all details related to Golden Falcon, our financial performance, or the deal announcement. This silence also applies to social media.

Additionally, all company communications must remain internal and are not to be shared with anyone outside of the company. If you are contacted by media, industry analysts, or investors regarding this transaction, please direct them to reach out via email to media@mngairlines.com and their request will be routed to the appropriate individuals.

Undoubtedly, an announcement like this will spark many questions. I strongly encourage you to take time to read the “Frequently Asked Questions” that we will provide and the press release that will be distributed which you can find on our website.

I would like to thank you, my loyal teammates, who contributed to this success, and I wish all of us good luck on this ambitious journey we have embarked on.

Respects,

Ali Sedat Özkazanc

CEO of MNG Airlines